Exhibit 10.51
Forest City Realty Trust, Inc.

October 24, 2016
CONFIDENTIAL
RMS, Limited Partnership
50 Public Square
1600 Terminal Tower
Cleveland, OH 44113
Attn: Charles A. Ratner, General Partner

Dear Chuck:
This letter memorializes the agreement of Forest City Realty Trust, Inc. (the “Company”) to reimburse RMS, Limited Partnership (together with its officers, directors, employees, beneficiaries, trustees, representatives and agents, being referred to as “RMS”) and each natural and legal person named in Schedule I hereto and any direct and indirect transferee from any such person (if such transfer is made by means of a gift or bequest, and/or for liability, tax or estate planning purposes) of Class B Shares (as defined below) (each such natural or legal person or direct or indirect transferee, together with their respective officers, directors, employees, beneficiaries, trustees, representatives and agents, being referred to as a “Member of the Ratner Family,” and RMS and each Member of the Ratner Family, being referred to as a “Reimbursed Person”) for certain costs, fees, expenses, losses, damages and liabilities on the terms and subject to the conditions set forth herein.
On August 18, 2016, the Board of Directors of the Company formed a Special Committee to consider the merits of a potential transaction by which the shares of Class B common stock, $0.01 par value per share, of the Company (“Class B Shares”) would be eliminated, whether through reclassification, conversion, sale, or other similar transaction, including but not limited to an exchange for Class A common stock, $0.01 par value per share, of the Company or any other form of consideration (such potential transaction, whether or not consummated, the “Potential Transaction”). In order to facilitate the Company’s desire to consider the merits of the Potential Transaction, the Company agrees to reimburse RMS to the fullest extent permitted by applicable law for amounts paid by RMS in respect of the reasonable and documented fees and out-of-pocket expenses of RMS’s financial, legal and public relations advisors incurred in evaluating and negotiating the Potential Transaction upon presentation to the Company of invoices with respect to such fees and expenses.
The Company further agrees to reimburse each Reimbursed Person to the fullest extent permitted by applicable law for (i) all reasonable costs and expenses (including reasonable fees and expenses of counsel) as they are incurred by such Reimbursed Person in connection with investigating, preparing, pursuing or defending any pending or threatened action, claim, suit, investigation or proceeding, whether brought directly or derivatively (in either case other than by a Reimbursed Person), related to, arising out of, resulting from, or in connection with, the Potential Transaction or the consideration or negotiation of the Potential Transaction (a “Proceeding”), to

which such Reimbursed Person is a party or otherwise involved (whether or not as a party) in (other than by reason of his or her Corporate Status (as defined below), it being understood that in the case of any Proceeding to which any Reimbursed Person is a party or in which any Reimbursed Person is involved by reason of his or her Corporate Status, such Reimbursed Person shall be entitled to indemnification and exculpation in accordance with applicable law, the applicable provisions of the organizational documents of the relevant entity and any indemnification agreement with such Reimbursed Person), and (ii) any other losses, damages or liabilities actually and reasonably suffered or incurred in any such Proceeding (including reasonable amounts paid in settlement or compromise of any Proceeding) by such Reimbursed Person (other than by reason of his or her Corporate Status) related to, arising out of, as a result of, or in connection with, the Potential Transaction or the consideration or negotiation of the Potential Transaction. Notwithstanding the foregoing, in the event that a court of competent jurisdiction issues a final, non-appealable order finding that a Reimbursed Person engaged in willful misconduct, bad faith, or active and deliberate dishonesty, the Company shall not have any indemnification obligations to that Reimbursed Person under this letter agreement, and that Reimbursed Person shall promptly return any and all payments previously received from the Company pursuant to this paragraph following the issuance of such order. Corporate Status means the status of a natural person as a current or former director, officer, employee or agent of the Company or any subsidiary of the Company which such natural person is or was serving at the request of the Company.
With respect to fees and expenses actually and reasonably incurred by a Reimbursed Person in connection with an action brought by such Reimbursed Person for reimbursement from the Company hereunder, the Company shall only be obligated to reimburse such fees and expenses to the extent such Reimbursed Person is successful on such reimbursement claim or claims.
No Reimbursed Person may, without the Company’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding if such Reimbursed Person will seek reimbursement for amounts paid or payable by such Reimbursed Person pursuant to such settlement, compromise, consent to entry of any judgment or termination. The Company will not settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding (whether or not any Reimbursed Person is a party thereto) in respect of which a Reimbursed Person is entitled to seek reimbursement hereunder without the prior written consent of such Reimbursed Person (which consent may not be unreasonably withheld, delayed or conditioned) unless any such settlement, compromise, consent or termination includes a full release of such Reimbursed Person from any losses, damages or liabilities arising out of such action, claim, suit or proceeding and does not involve any admission of liability by, or consent to injunctive relief against, such Reimbursed Person.

To obtain reimbursement hereunder, a Reimbursed Person must submit to the Company a written request accompanied by such documentation and information as is reasonably available to such Reimbursed Person and is reasonably necessary to determine whether and to what extent such Reimbursed Person is entitled to reimbursement hereunder.

The Company acknowledges and agrees that no Reimbursed Person is in any way assuming or becoming subject to, and no Reimbursed Person shall in any way be deemed to assume or be subject to, any fiduciary or other duty to the Company or any of its shareholders by reason of or as a result of this letter agreement or the terms hereof (including the Company’s agreement to pay the fees and expenses of the financial and legal advisors to RMS on the terms and subject to the conditions hereof), or any determination by any Reimbursed Person to consider, negotiate, enter into or consummate the Potential Transaction.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to the conflicts of laws rules thereof. No supplement, modification or amendment of this letter agreement will be binding unless signed in writing by the parties hereto.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a copy of this letter agreement, which shall become a binding agreement upon our receipt.

[Signature Page Follows]

Very truly yours,
FOREST CITY REALTY TRUST, INC.
By:/s/ David J. LaRue
Name:    David J. LaRue
Title:     President and Chief Executive Officer

Accepted and agreed to:
RMS, LIMITED PARTNERSHIP

By: /s/ Charles A. Ratner
Name:    Charles A. Ratner
Title:     General Partner
Date: October 24, 2016

[Signature Page to Letter Agreement]

Schedule I

1.	Aaron Miller

2.	Abraham Miller

3.	Abraham Miller 2009 Irrevocable Trust Agreement dated December 28, 2009

4.	Abraham Miller 2012 Family Trust Agreement dated December 21, 2012 FBO Jacob Miller

5.	Abraham Miller 2012 Family Trust Agreement dated December 21, 2012 FBO Max Miller

6.	Gabrielle Miller

7.	Gabrielle Miller Trust Agreement dated November 29, 1985, as amended and restated

8.	Jacob Miller

9.	Jacob Andrew Miller Trust Agreement dated March 12, 2010

10.	Max Miller

11.	Max Miller Revocable Trust

12.	Richard Miller

13.	Ruth Miller GST Exempt Trust Agreement dated July 5, 1985 FBO Gabrielle Miller

14.	Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Elena Miller

15.	Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 5, 1989 FBO Jacob Miller

16.	Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Max Miller

17.	Ruth Miller 1995 Irrevocable Trust Agreement dated December 28, 1995 FBO Elena Miller

18.	Samuel L. Miller

19.	The Sam Miller Trust

20.	Albert B. Ratner

21.	Albert B. Ratner 1986 Remainder Interest Trust Agreement dated December 29, 1986

22.	Albert B. Ratner 1986 Grandchildren’s Trust Agreement dated December 29, 1986 FBO David Ratner

23.	Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Anna Salzberg

24.	Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO David Ratner

25.	Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Emily Ratner

26.	Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Eric Salzberg

27.	Albert Ratner Trust Agreement dated August 17, 1985, as amended and restated

28.	Audrey Ratner

29.	Austin Ratner

30.	Austin G. Ratner 1992 Trust Agreement dated January 5, 1992, as amended and restated

31.	Brian J. Ratner

32.	Brian J. Ratner Trust Agreement dated August 18, 1986, Revocation and Re-Creation of Trust and Restatement dated February 3, 2005, as amended and restated

33.	Charles Ratner

34.	Daniel E. Ratner 1994 Trust Agreement dated March 26, 1994

35.	Daniel G. Ratner

36.	Daniel G. Ratner Revocable Trust Agreement dated July 29, 1993, as amended and restated

37.	David J. Ratner

38.	David J. Ratner Trust Agreement dated May 4, 2008

39.	Deborah Ratner-Salzberg

40.	Deborah Ratner Salzberg Revocable Trust Agreement dated February 9, 1987, as amended and restated

41.	Emily Ratner

42.	Emily F. Ratner Revocable Trust Agreement dated August 15, 2007

43.	James Ratner

44.	James Ratner Revocable Trust Agreement dated December 4, 1981, as amended and restated

45.	James Ratner Trust Agreement dated December 5, 1983 FBO Austin Ratner

46.	Jonathan Ratner

47.	Jonathan Ratner 1992 Trust Agreement dated January 2, 1992

48.	Kevin Ratner

49.	Kevin Ratner 1986 Trust Agreement dated December 18, 1986, as amended and restated

50.	Mark Ratner

51.	Mark Ratner Revocable Trust Agreement dated September 10, 1983

52.	Mark Ratner Trust Agreement dated December 5, 1983 FBO Daniel E. Ratner

53.	Mark Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Daniel E. Ratner

54.	Mark Ratner 1989 Irrevocable Trust Agreement dated May 9, 1989 FBO Daniel E. Ratner

55.	Max Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Adam Ratner

56.	Max Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Sarah Ratner

57.	Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Daniel E. Ratner

58.	Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Daniel G. Ratner

59.	Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Matthew Ratner

60.	Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Sarah Ratner

61.	Max Ratner Family 1999 Irrevocable Trust Agreement dated December 28, 1999 FBO Adam Ratner

62.	Nancy Ratner

63.	Rachel Ratner

64.	Rachel Ratner 1988 Trust Agreement dated November 26, 1988

65.	Ronald Ratner

66.	Ronald Ratner Revocable Trust Agreement dated December 18, 1986, as amended and restated

67.	Stacy Ratner 1994 Trust Agreement dated March 26, 1994, as amended and restated

68.	Tawny Ratner

69.	Anna Salzberg

70.	Anna Salzberg Trust Agreement dated September 30, 2009

71.	Joan K. Shafran

72.	Joseph M. Shafran

73.	Paula Shafran Krulak

74.	Powell Partners, Ltd.

75.	The Berimore Company, P.L.L.

76.	Bruce Geier